Exhibit 10.9

ASSET  PURCHASE AGREEMENT

By and Among

Force Fuels, Inc.
“Buyer”

and

PEMCO, LLC
“Seller”

and

Rick Coody
“Seller Member”

April 23, 2010

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement") dated April 16, 2010, by and among Force Fuels, Inc.., a Nevada corporation whose address is 4630 Campus Drive, Suite 100, Newport Beach, California 92660 (hereinafter "Buyer"), and each of PEMCO, LLC, an Oklahoma limited liability company (hereinafter “Seller”), and Rick Coody, the sole member of Seller (hereinafter “Seller Member”).

PRELIMINARY RECITALS

Seller is engaged in a the business of oil and gas production on certain leases located in Kansas (the "Business"); and Seller desires to sell to Buyer, and Buyer desire to purchase from Seller, the assets of the Business, including certain leasehold interests, fixtures, equipment and other and assets required to own and operate the Business, upon the terms and subject to the conditions hereinafter set forth.

  NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

SALE AND PURCHASE OF THE PURCHASED ASSETS

1.1
  Agreement to Sell. At the Initial Closings hereunder (as hereinafter defined), and on the terms and subject to the conditions hereinafter set forth, Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens (as defined), and Buyer hereby agrees to purchase and acquire from Seller, the leasehold interests set forth on Schedule 1.1(a) (the “Leases”) and the equipment and personal property set forth on Schedule 1.1(b) (the “Equipment”), which Leases and Equipment are herein sometimes called the "Purchased Assets", which Purchased Assets include, by way of example and not by way of limitation:

1.1.1
Equipment and Tangible Personal Property.  All fixtures, machinery, equipment, goods and other personal property of Seller located on the property subject to the Leases of every type or kind whether or not listed on Schedule 1.1;

1.1.2	Inventories and Supplies. All inventory of the Business and supplies whether or not any of the foregoing is listed on Schedule 1.1;

1.1.3	Prepaid Deposits. All prepaid deposits, items and fees, prepaid expenses and costs of the Business;

1.1.4	Contract Rights. All agreements, contracts and leases of equipment and personal property of the Business specified on Schedule 1.1.4 as being assumed by Buyer;

1.1.5	Permits. All drilling, operating, storage, transportation and other permits and licenses for operating the Business which are transferable to Buyer;

1.1.6
Records.  All records, files, documents and papers of Seller related to the conduct of the Business, including but not limited to, production data, drawings, surveys, correspondence, customer records, customer lists, drilling and production logs and books of account;

1.1.7
Claims.  All causes of action, claims, rights of recovery and set-off of every kind and character pertaining or relating to the Purchased Assets, including all insurance, warranty and condemnation proceeds received after the Effective Date with respect to damage, destruction or loss of any Purchased Assets arising after the Effective Date;

1.1.8
Oil and Gas Production.  Buyer shall be entitled to all oil and gas production from each of the Leases from and after January 1, 2010, including any proceeds from the sale thereof regardless of whether received before or after the Initial Closing Date.

1.2	Delivery of Purchased Assets. Subject to Section 1.4 and 1.5 below, the Purchased Assets shall be delivered in three installments as set forth below:

(a)
On the Initial Closing Date (as defined below), Seller shall deliver to Buyer Leases No. 1, 2, 3 and 4 as set forth on the attached Schedule 1.1(a) and all Equipment and other Purchased Assets relating to such Leases;

(b)
Not later than 60 days after the Initial Closing Date, Seller shall deliver to Buyer Leases No. 5, 6. 7 and 8 as set forth on the attached Schedule 1.1(a) and all Equipment and other Purchased Assets relating to such Leases; and

(c)
Not later than 120 days after the Initial Closing Date, Seller shall deliver to Buyer Leases No. 9, 10, 11, 12 and 13 as set forth on the attached Schedule 1.1(a) and all Equipment and other Purchased Assets relating to such Leases.

(d)
The closing of the Purchased Assets delivered under 1.2(b) and (c) above shall be referred to as “Subsequent Closings” and the date on which Seller delivers any Lease after the Initial Closing Date shall be referred to as a “Subsequent Closing Date”.  “Closing Date” shall refer to all Subsequent Closing Dates and the Initial Closing Date, as applicable.

1.3
Right to Cure.  In the event that Seller is unable to convey to Buyer a marketable title to the Leases set forth on Schedule 1.1(a) at the applicable Closing, Seller shall be given a reasonable period of time, which the parties hereto agree shall be 30 days, within which to cure any defects affecting the marketability of title to the Leases to be conveyed to Buyer.  All costs and expenses of curing any default or providing clean and marketable title shall be born exclusively by Seller.  Buyer may, in its discretion, cure any defect in title and reduce the Purchase Price by any cost, fees or liabilities incurred as a result thereof.

1.4
Right to Substitute.  As an alternative to Seller’s right to cure set forth above, if and only if Seller is unable to obtain good and marketable title to any Lease or Leases, Seller may alternatively substitute oil and gas leasehold interests of like nature to the leasehold interests which are the subject matter of this Asset Purchase Agreement, provided that: (a) the Buyer receives 100% of the leasehold working interest, and a net revenue interest (NRI) of not less than eighty percent (80%); (b) which substituted leasehold interests, together with the leasehold interests to be conveyed hereunder, cover a total of 2,473 mineral acres; and (c) Buyer agrees to the proposed substitution in writing.  Seller shall provide Buyer with information and documents with respect to any proposed substitute interests, as Buyer may reasonably request.

If Buyer rejects any proposed substitute interest, then the adjustment provided for in section 1.5 shall apply.  This provision shall not absolve or release Seller from selling the Leases and associated Purchased Assets to Buyer if Seller has obtained good and marketable title thereto.

1.5
Failure of Right to Cure; Reduction of Purchase Price.  In the event that Seller is unable to convey a good and marketable title to the leasehold interests set forth on Schedule 1.1(a), or is unable to provide substituted leases as set forth in Section 1.4 above, the Purchase Price shall be reduced in an amount equal to the value of the Lease with respect to which Seller cannot convey to Buyer a good and marketable title plus the value of any improvements and expenses directly imputable to such Lease, as set forth on Schedule 1.1(a).  The amount of the reduction shall be applied against the next installment payment(s) due under the Note.

ARTICLE 2

PURCHASE PRICE

2.1
Purchase Price. The purchase price to be paid by Buyer to Seller for the Business and the Purchased Assets shall be One Million Five Hundred Thousand Dollars ($1,500,000) ("Purchase Price").  The parties will file Form 8594 with the Internal Revenue Services utilizing such allocations.  Buyer and Seller shall not treat the allocation of Purchase Price inconsistently with the allocation under Section 2.1 and in no tax audit, tax examination, tax review or tax litigation will either Buyer or Seller claim or assert that the allocation of the Purchase Price is or should be inconsistent with Section 2.1 or was not separately bargained for at arm's length and in good faith.  The Purchase Price is composed of the components set out in Section 2.2.

2.2	Payment of Purchase Price. The Purchase Price shall be paid as follows:

2.2.1
Deposit.  Buyer has previously paid and delivered to Seller an initial deposit in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Deposit”). The Deposit will be credited to the Purchase Price at the Initial Closing.

2.2.2
Initial Closing Payment.  At the Initial Closing, Buyer shall pay and deliver to Seller by cashier’s check or wire transfer the amount of One Hundred Thousand Dollars ($100,000.00), less the amount of any Advances.

2.2.4
Promissory Note.  At the Initial Closing, Buyer shall deliver to Seller an unsecured promissory note in the principal amount of Nine Hundred Thousand Dollars ($900,000.00) (the “Note”).  The Note shall not bear any interest and shall mature and be payable in full nine months from the Initial Closing Date (the “Maturity Date”).  The Note shall be payable in nine equal monthly installments of One Hundred Thousand Dollars ($100,000.00) due in one month intervals commencing one month after the Initial Closing Date; provided, however, if the Leases and Purchased Assets are not timely delivered pursuant to Section 1.2, then Buyer may proportionately delay payments on the Note.

2.2.5
ERS Payment.  Buyer shall enter into a separate agreement with Energy Recovery Systems (“ERS”) and shall agree to pay ERS Four Hundred Thousand Dollars ($400,000) plus the return of the Deposit (as defined below) on such terms as Buyer and ERS shall mutually agree.

2.2.6
Product Sales Payments.  All oil in storage tanks or in the pipeline connections as of the Initial Closing Date shall belong to Buyer. Buyer and Seller shall cooperate with one another to notify crude oil purchasers and gas purchasers of the transfer of ownership of the Leases as of the Initial Closing Date and cause such oil and gas purchasers to pay to Buyer the proceeds for the sale of oil and gas produced from and after January 1, 2010. In the event Seller should receive payment for gas or oil produced by Buyer after January 1, 2010 or in the storage tanks or pipeline as of such date, Seller shall remit payment therefor to Buyer. Within 45 days after Initial Closing, Buyer and Seller shall in good faith meet or confer to establish the amounts of any product payments due to Buyer.

2.2.7
Operating Expenses.  Seller shall pay when and as the same becomes due all of the expenses attributable to the operation of the Leases prior to the Initial Closing Date, and Buyer shall pay all expenses attributable to the operation of the Leases subsequent to the Initial Closing Date.

2.3
No Assumed Liabilities.  Buyer shall not assume or agree to pay, perform and discharge or in any manner be responsible for any debts, obligations or liabilities of Seller or the Business of any kind or nature whatsoever arising prior to the Initial Closing Date.

ARTICLE 3

REVIEW AND AUDIT RIGHTS

3.1
Buyer's Inspections.  Until March 31, 2010 (the "Review Period"), Buyer and its authorized contractors, engineers, inspectors, agents, representatives and employees shall be entitled to go upon the properties subject to the Leases to make such inspections, examinations, surveys, tests and other studies as may be required by Buyer, including, without limitation:  environmental audits and surveys the Purchased Assets; and inspections of the roofs and the structural, mechanical and other components (including, but not limited to, mechanical, heating, cooling, electrical and plumbing systems) of the Business.  Seller agrees that Buyer shall incur no obligations other than as set out in this subparagraph by virtue of exercising any rights herein granted, and no exercise hereof shall diminish or otherwise affect any representations made by Seller in this Agreement, including, without limitation, the representations as to the condition of the Purchased Assets hereinafter set out.

3.1.1	Deliveries for Inspection. Seller will deliver to Buyer the following:

3.1.1.1
Review of Reports, Plans, Production Logs and Specifications.  Buyer (and its contractors and representatives) with Seller's full cooperation shall be entitled to review and reproduce all of the drilling logs, production logs, geology reports, studies, surveys, and any other document or information with respect to the operation of the Business and the production of oil and gas from the Leases together with Plans and Specifications from which any Improvements owned or occupied by the Business were constructed or renovated, including all building permits, curb cuts, utility agreements and other documentation relating to the construction of such Improvements;

3.1.1.2	Governmental Regulation and Filings. Reports filed and significant correspondence with any state or federal regulatory agencies during the past five years.

3.1.1.3	Permits and Licenses. All material governmental permits and licenses of the Business.

3.1.2
Rule 3-14 Audit.  Seller acknowledges that under Rule 3-14 of Regulation S-X, Buyer is required to obtain certain information in connection with reports Buyer is required to file with the Securities and Exchange Commission.  Accordingly, Seller agrees to (a) allow Buyer and Buyer’s representatives, at Buyer’s sole cost and expense,  to perform an audit of Seller’s operations at the Property to the extent required under Rule 3-14 of Regulation S-X (hereinafter a "Rule 3-14 Audit"), (b) make available to Buyer and Buyer’s representatives for inspection and audit at Seller’s office all of Seller’s books and records reasonably requested by Buyer relating to Seller’s operations on the Leased premises, including, but not limited to, income, expense, occupancy, and other financial information relating to the Purchased Assets, and (c) to use reasonable efforts to cause Seller’s employees and accountants to cooperate, at Buyer’s expense, with Buyer and Buyer’s representatives in the performance of the Rule 3-14 Audit.  In connection with the foregoing, Buyer shall give Seller at least five (5) days’ prior notice of Buyer’s plans to inspect and audit such books and records.  Seller acknowledges that Rule 3-14 may require Buyer to perform a Rule 3-14 Audit both after the expiration of the Review Period and after the Initial Closing and Seller agrees that Seller’s obligations under this Section 3.1.2 shall survive the Initial Closing and delivery of documents contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to terminate this Agreement at any time prior to Initial Closing by written notice from Buyer to Seller if Seller does not provide Buyer with access to sufficient books, records, and information to allow Buyer to Perform a Rule 3-14 Audit in accordance with the provisions of this Section.  Upon any such termination, the Deposit and any Advances shall immediately be returned to Buyer and this Agreement and the obligations of the respective parties hereunder shall, except as otherwise set forth in this Agreement, be null and void.

3.2	Delivery of Seller Material Agreements. Seller will deliver to Buyer all of Seller’s organizational documents and all material agreements, contracts or commitments relating to the Business, including:

3.2.1	All agreements, indentures, or other instruments which contain restrictions with respect to the sale or other transfer of a material portion of the Purchased Assets or properties;

3.2.2	All agreements, contracts or commitments relating to the sale, distribution or purchase of any products or services;

3.2.3
All loan agreements and all documentation relating to loans or advances to, or investments in, any other person, firm, corporation or other entity, and any agreements, contracts or commitments relating to the making of any such loan, advance or investment;

3.2.4	All operating, management, service, consulting and other similar type contracts;

3.2.5	All mortgages and deeds of trust relating to the Business to which Seller is a party or which cover property included in the Purchased Assets;

3.2.6
All agreement, contracts, instruments, judgments or decrees that materially adversely affect the business practices, operations or conditions of the Business or any of the Purchase Assets or that would impair or prevent the consummation of the transactions contemplated by this Agreement; and

3.2.7
A schedule of all insurance policies carried by Seller relating to the Business as to each policy indicating the insurer, the amount of insurance, the items, lives or property thereby insured, the expiration date, the premium and all mortgagees.

3.3
Other Documents.  Seller has delivered to Buyer, all litigation, administrative proceedings or governmental investigations or inquiries pending or threatened, affecting the Business or any of the Purchased Assets, including but not limited to;

3.3.1
Information regarding compliance with federal and state environmental protection acts, including copies of all environmental permits necessary for the operation of the Business;  information regarding claims under environmental protection laws and all notices of violation with respect thereto, including any claims under and notices of violation with respect to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and the Resource Conservation and Recovery Act ("RCRA"); if applicable, the CERCLA notification of hazardous substance disposal areas used by Seller and any RCRA or state law notices of underground storage tanks; information regarding OSHA citations and outstanding enforcement actions.

3.3.2
Information regarding the generation, treatment and disposal of hazardous substances and/or solid wastes; history of all problems with pollution control and environmental contamination and all communications with federal or state environmental agencies with respect thereto.

3.3.3
All consent decrees, judgments, administrative and other orders or decrees, settlement agreements and other agreements, if any, to which the Business is a party or is bound that requires or prohibits any future actions or activities.

3.3.4	A schedule of major suppliers and customers, giving the name, address, contact person and annual dollar amounts purchased or sold.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Each of Seller and Seller Member hereby jointly and severally represents and warrants to Buyer, as of the date hereof, as of the Initial Closing Date and as of each Subsequent Closing Date,  as follows, all such representations and warranties as conditioned or qualified by the Schedules attached hereto:

4.1
Organization; Power; Good Standing and Capitalization of Seller.  Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and has full corporate power and authority to carry on the Business as now conducted and to own and operate the Purchased Assets.  Seller has full entity power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its obligations hereunder and there under and to consummate the transactions contemplated hereby and thereby.  The Articles of Organization and Operating Agreement of Seller furnished to Buyer reflect all amendments thereto and are correct and complete in all material respects and have not been amended or modified in any respect.  Seller is the sole Member of Seller.

4.2
LLC Authorization.  The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by Seller of its obligations hereunder and there under have been, or by the Initial Closing Date will be, duly authorized by all necessary member action and no other corporate act or proceeding on the part of Seller or its Members which is necessary to authorize the execution, delivery or performance by Seller of this Agreement or any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed by Seller, and constitutes, and the other agreements contemplated hereby, and the instruments and documents to be delivered by Seller  hereunder, also constitute, the legal, valid and binding obligations of each of Seller and is enforceable against the Seller in accordance with their respective terms.

4.3
Validity of Contemplated Transactions.  The execution, delivery and performance of this Agreement by the Seller and Seller Member does not and will not violate, conflict with or result in the breach of any term, condition, or provision of, ore require the consent of any other person under, (a) any existing law, ordinance or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction, decree, or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, (c) the charter documents of Seller or any securities issued by Seller, (d) any mortgage, deed of trust, indenture, agreement, contract, lease, plan, authorization or other instrument, document, or understanding, oral or written, relating to the Business to which Seller or Seller Member is a party, by which the Business may have rights or by which the Business or the Purchased Assets may be bound or affected or give any party with rights there under the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller there under.  Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery, or performance of this Agreement by Seller or Seller Member.

4.4	Absence of Undisclosed Liabilities. Seller has no liabilities or obligations with respect to the Business, direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

4.4.1	those liabilities or obligations set forth on the most recent financial statements of Seller delivered to and initialed by Buyer's representative and not heretofore paid or discharged;

4.4.2	liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed to Buyer onSchedule 4.4;

4.4.3
those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the date of the most recent financial statements of Seller delivered to and initialed by Buyer's representative.

For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

4.5
No Contract Modification.  No party (including Seller) has accelerated, terminated, modified, or canceled any of the Leases or any other material contract, lease, sublease, license, sublicense or other agreement set forth on the Schedules attached hereto that is deemed non retrievable within cure term.   None of the Leases are in default except as set forth in Schedule 4.5 attached hereto.

4.6
Title to Purchased Assets.  The Purchased Assets constitute all of the property and assets which are used in or considered part of the Business as presently conducted, other than assets sold or disposed in the ordinary course of business to nonaffiliated third parties.  Except as set forth in Schedule 4.6, Seller owns good and marketable title, free and clear of all Liens (as defined below) to all of its properties and assets, real, personal and mixed, which would be included in the Purchased Assets if the Initial Closing took place on the date hereof, which Seller purports to own, including without limitation all of the real and personal property and assets shown on the latest Balance Sheet or acquired thereafter and all real, intangible and personal property and assets of Seller included within the Purchased Assets.  Seller has the right to convey, and upon consummation of the transactions which are the subject of this Agreement, Buyer will be vested with good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, charges, security interests, pledges, or other encumbrances (collectively, "Liens").

4.7
Contracts and Agreements.  Schedule 4.7 identifies every agreement, license, lease and contract, written or oral, to which Seller is a party that relates to the Business and/or the Purchased Assets (the "Contracts"), and except as disclosed on Schedule 4.7, all of such Contracts may be assigned and transferred to Buyer without the consent, approval, novation or waiver (collectively, "Defined Consents") of any party to such contract (other than Seller) or any other third party or governmental authority or instrumentality.  To the best of Seller's knowledge or belief, Seller is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default, under any Contract made or obligation owed by Seller with respect to its Business or the Purchased Assets which default would adversely affect, either individually or together with such other defaults, the financial condition, assets or properties of Seller and no default and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Contract or agreement.  Seller has furnished to Buyer accurate and complete copies of all of the agreements and Contracts referred to in the first sentence of this Section 4.7 and a summary of all oral agreements and contracts so listed.

4.8
Licenses and Permits.  Seller will hold, if Buyer elects not to, all the permits, licenses (including any licenses held by any employees pertaining to the Business), and approvals of governmental authorities and agencies necessary or desirable for the current conduct of the Business and the ownership, use, occupancy, or operation of the Purchased Assets, all of which are identified on Schedule 4.8 ("Permits").  Without limitation of the foregoing, hold all such Permits which relate specifically to, are unique to, or are otherwise required for the Business.  The Business and the Purchased Assets are in compliance with such Permits and Seller has received no notices to the contrary.  Except as disclosed in Schedule 4.8, each of the Permits is freely transferable and will constitute party of the Purchased Assets.

4.9
Compliance with Laws.  Seller has complied with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Business or the Purchased Assets are subject ("Regulations").  Seller own, holds, possesses or lawfully uses in the operation of the Business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the Purchased Assets or used buy Seller of the Business, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations.   All such Authorizations are listed and described on Schedule 4.9.  Seller is not in default, nor has it received any notice of any claim of default, regarding any such Authorization.  All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualifications procedures or to pay any amounts other than routine filing fees.  None of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby.  No director, officer, employee or former director, officer or employee of Seller owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Seller owns, possesses or uses in the operation of the Business as now or previously conducted.

4.10
Litigation.  Except as described in Schedule 4.10 to the best of Seller's 's knowledge and belief, there is no claim, counter-claim, action, suit, arbitration, other proceeding or governmental investigation pending before any court, arbitrator or governmental ore regulatory official or, to the best knowledge of Seller, threatened against or involving Seller with respect to or affecting the Business or Purchase Assets or relating to the transactions contemplated hereby, before any court, agency, commission, board, bureau or other governmental body or instrumentality.  Seller does not know of or have any reasonable grounds to know of any basis for any such claim, action, suit, proceeding or governmental investigation.  Neither the Business nor the Purchased Assets is directly subject to or affected by any order, judgment, decree or ruling of any court or governmental agency.  Seller has not received any opinion or memorandum or legal advice from legal counsel to the effect that the Business is exposed, from a legal standpoint, to any liability or disadvantage which may be material to Seller, the Business or the Purchased Assets.

4.11
Taxes.  Except as listed on Schedule 4.11 all taxes due and payable by the Seller with respect to the Business or Purchased Assets will be paid in full by the Initial Closing date or will be paid in full at the Initial Closing and the Initial Closing Payment reduced by the same amount.  Seller will timely pay all taxes and filed all federal, state, county, local and foreign tax returns (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school, water and sewer, and other tax or similar governmental charge) which it is required to have paid and filed the returns with respect thereto, and such returns are complete and correct.  Any deficiencies proposed as a result of any federal state or local audits will be paid or settled by the closing date, and there are no present un-curable disputes as to taxes payable by Seller.  There are no unexpired waivers by Seller of any statute of limitations with respect to any taxes, and Seller will cure any action or proceedings by any governmental authority for the collection or assessment of taxes.

4.12
No Legal Obstruction.  All consents and approvals by governmental agencies that are required for the consummation of transactions contemplated hereby or the other agreements contemplated hereby or by third parties that are required in order to prevent a breach of, or a default under, or a termination or modification of, any instrument, contract, lease or other agreement to which the Purchased Assets are subject, and releases of all Liens, charges and other restrictions on the Purchased Assets, have been obtained on terms and conditions no less favorable to Buyer than they are to Seller.

4.13	Environmental Representations, Warranties and Indemnification. Seller hereby represents and warrants to Buyer, their heirs, successors and assigns that:

4.13.1
To the best of its knowledge, there are no violations regarding the Purchased Assets of any federal, state or local statute, law, ordinance, code, or regulation that creates standards of conduct or imposes liability concerning petroleum products, flammables, explosives, radioactive materials, and any other hazardous, toxic, explosive, or other dangerous wastes, substances or materials ("Hazardous Materials"); and

4.13.2
During the period of Seller's ownership of the Purchased Assets (up to and including the Effective Date) there has been no litigation brought or threatened against Seller nor any settlements reached by or with any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials in, from, or under the premises on which the Purchased Assets is located.

4.14
Survival.  All representation and warranties made Seller in this Agreement or any certificate, schedule, statement, document or instrument furnished or to be furnished to Buyer pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement shall survive the Initial Closing for a period of one (1) year (the “Survival Period”).  Notwithstanding any investigation, audit or review conducted before or after Initial Closing, Buyer shall be entitled to rely upon the representations and warranties set forth herein and therein.

4.15
Disclosure. To the best of Seller's knowledge and belief, neither this Article 4 nor any writing delivered by Seller to Buyer in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.  There is no material fact which has not been disclosed to Buyer which materially adversely affects or could reasonably be anticipated to materially adversely affect the Business or the Purchased Assets or Seller's ability to consummate the transactions contemplated hereby.

4.16
Conditions Affecting Seller. There is no fact, development or threatened development with respect to the markets, products, services, clients, customers, facilities, computer software data bases, personnel, vendors, suppliers, operations, assets, or prospects of the Business which are known to Seller which would materially adversely affect the business, operations or prospects of the Business considered as a whole, other than such conditions as may affect the economy generally.  Seller has used its best efforts to keep available for Buyer the services of the employees, agent, customers and suppliers of Seller who are active in the conduct of the Business.  Seller does not have any reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated by this Agreement.

4.17
Condition of Tangible Assets. All of the Equipment and other material items of tangible property and assets which could be included in the Purchased Assets if the Initial Closing took place on the date hereof are in good operating condition and repair, subject to normal wear and tear, are useable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations and Authorizations relating to their construction, use and operation and none of the said tangible assets require any repair or replacement except for maintenance in the ordinary course of Seller's operations.  No person other than Seller has any ownership interest in any of the Seller's tangible assets unless disclosed on Schedule 4.17 attached to this Agreement.

4.18
Leases. All of the Leases are listed on Schedule 1.1(a), which Schedule lists the name and address of each landlord, and as to each Lease, itemizes the description of the leased property, the commencement and expiration date or each lease term, all renewal options, the rent rates (including base rent and all additional rents and how such additional rents are computed or derived) for the initial and all renewal terms of lease, the security deposit made by Seller, whether Seller may assign each such lease to Buyer, and whether Seller must obtain the consent of its lessor or any other person to the assignment of the lease to Buyer.  As to each such Lease:

(i)
Seller enjoys peaceful and undisturbed possession under each such of the Leases, and each such Lease is, and at Initial Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended, and neither Seller nor the landlord or sub landlord from whom Seller leases such premises is in default, and no state of facts or circumstance exists which, with the giving of notice or passage of time, or both, would permit such landlord or sub landlord to terminate the lease or claim the right to invoke any remedy available under the lease or at law upon the occurrence of default by Seller that cannot be cured within the term so stated;

(ii)	At Initial Closing, Seller shall assign to Buyer all right, title and interest of Seller in and to all Leases and shall deliver to Buyer original copies of all consents required for such assignments;

(iii)
Between the date hereof and Initial Closing, Seller shall not encumber or transfer or suffer the transfer of any of its Leases and shall not do or permit any act which diminishes the title to or value of any such Leases.

4.19
No Other Warranties.  Except the specific representations made in this Agreement, Buyer acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations or warranties whatsoever whether express or implied, oral or written, past, present or future, with respect to (i) the value, nature, quality or condition of the Purchased Assets, (ii) the income or losses to be generated by the Purchased Assets, (iii) the suitability of the Purchased Assets for any or all activities that the Buyer desires to conduct, (iv) the compliance of the Purchased Assets with any laws, rules, ordinances or regulations of any governmental authority or body, (v) the merchantability, marketability, profitability or fitness for a particular purpose of the Purchased Assets, (vi) the manner or quality of construction of any improvements included in the Purchased Assets, and (vii) the manner, quality, state of repair or lack of repair of the Purchased Assets.  Buyer has been given an opportunity to inspect, and has inspected the Purchased Assets.  Buyer is relying on its own investigation of the Purchased Assets and not on any information provided by Seller other than this Agreement and the Schedules and Exhibits hereto.  Buyer further acknowledges that any information provided by Seller to Buyer regarding the Purchased Assets other than this Agreement has been obtained from a variety of sources and the Seller has not made an independent investigation as to the accuracy or completeness of the information.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows, all such representations and warranties as conditioned or qualified by the Schedules attached hereto:

5.1
Organization; Power; and Good Standing of Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full power and authority to carry on the Business as now conducted and to own and operate the Purchased Assets.  Buyer has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its obligations hereunder and there under and to consummate the transactions contemplated hereby and thereby.  Buyer is authorized to acquire title to the Purchased Assets.

5.2
Authorization.  The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by Buyer of its obligations hereunder and there under have been duly authorized by necessary corporate action, to the extent (if any) that is required,  and no other act or proceeding on the part of Buyer is necessary to authorize the execution, delivery or performance by Buyer to this Agreement or any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed by Buyer and constitutes, and the other agreements contemplated hereby, the legal, valid and binding obligations of and enforceable against Buyer in accordance with their respective terms.

5.3
No Breach.  The execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not (i) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any contract, agreement, indenture, loan agreement, lease, sublease, license, sublicense, franchise, permit, indenture, obligation or instrument to which Buyer is a party or by which Buyer is bound or affected (ii) other than as provided in this Agreement, require any authorization, consent, approval, exemption or other person or entity under, the provisions of any law, statute, rule, regulation, judgment, order or decree or any contract, agreement, lease, sublease, license, franchise, permit, indenture, obligation or instrument to which Buyer is subject, bound or affected or (iii) violate or require any consent or notice under law, statute, regulation, rule, judgment, decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Buyer is subject, bound or affected.

ARTICLE 6

AGREEMENTS PENDING CLOSING

6.1	Agreements of Seller Pending Initial Closing. Each of Seller and Seller Members covenants and agrees with Buyer that, pending the Initial Closing and except as otherwise agreed to in writing by Buyer:

6.1.1
Business in the Ordinary Course.   Seller shall use commercially reasonable efforts to operate the Business in the ordinary course consistent in all material respects with past practices; use reasonable commercial efforts to preserve the Business' present operations, organization and goodwill and to preserve Seller's present relationships with customers, suppliers and other persons having business dealings with the Business; and to the extent practicable, keep available the services of Seller's present employees relating to the Business; use its best efforts to conduct the Business in such a manner that on the Initial Closing Date, the representations and warranties of Seller  contained in this Agreement shall be true, except as otherwise contemplated in Article 6, as though such representations and warranties were made on such date.  Seller will cooperate with Buyer and use its best efforts to cause all of the conditions to the obligations of Seller under this Agreement to be satisfied on or prior to the Initial Closing Date.

6.1.2
Maintain the Purchased Assets.  Seller shall use and operate the Purchased Assets in a reasonable manner and maintain all of the tangible Purchased Assets in substantially their current condition, ordinary wear and tear excepted;

6.1.3
Update Schedules.  Seller shall promptly disclose to Buyer any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or no longer correct as of all times after the date hereof until the Initial Closing Date; provided none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the schedules hereto for the purposes of Article VII hereof, unless Buyer shall have consented thereto in writing.

6.1.4
Sale or Encumbrance of Assets; Negotiations.  Seller shall not directly or indirectly sell, lease, pledge or otherwise dispose of any of the Purchased Assets, except for dispositions of Inventory in the ordinary course of Business consistent with past practice or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.  Seller shall not provide any confidential information concerning the Business or its properties or assets to any third party other than in the ordinary course of business.

6.1.5
Access. Seller shall give to Buyer's employees, counsel, accountants and other representatives and agents free and full access to and the right to inspect during normal business hours the Purchased Assets  and the records, contracts and other documents relating thereto or identified in the schedules delivered hereunder or referred to in documents delivered with or pursuant to such schedules, and Seller shall permit them to consult with the officers, employees, accountants, counsel, representatives and agents of Seller for the purpose of making such investigations and reviews of the Business and/or the Purchased Assets (including the Seller's Financial Statements delivered or to be delivered to Buyer) provided such investigation and review shall not unreasonable interfere with Seller's business operations.  Further, Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the Purchased Assets and the Business and its conduct by Seller (and working papers with respect thereto) as Buyer shall from time to time reasonably request and shall permit Buyer and its agents to make physical inventories and inspections of the Purchased Assets as Buyer may request from time to time.

6.1.7
Conveyance Free and Clear of Liens.  At or prior to the Initial Closing, Seller shall obtain the release of all liens and encumbrances disclosed in the Schedules hereto and any other liens or encumbrances on the Purchased Assets and shall duly file releases of all such liens in each governmental agency or office in which any such lien or evidence thereof shall have been previously filed, and Seller shall transfer and convey, been previously filed, and Seller shall transfer and convey, or cause to be transferred and conveyed, to Buyer at Initial Closing good and marketable title to all of the Purchased Assets free and clear of all liens and encumbrances with the exception of that certain land lease noted herein.

6.1.8
Compliance with Laws, etc.  Seller shall comply with all laws, ordinances, rules, regulations and orders applicable to the Business or Seller's operations, assets or properties in respect thereof, the noncompliance with which might materially affect the Business or the Assets.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

All of Buyer's obligations under this Agreement are subject to the satisfaction and fulfillment on or prior to the Initial Closing Date, of each of the following conditions precedent unless waived by Buyer in writing:

7.1
Accuracy of Representations and Warranties.  The representations and warranties of Seller contained in this Agreement or in any other Document shall be true and correct in all material respects on the date hereof and at the Initial Closing Date with same effect as though made at such time.

7.2
Compliance with this Agreement.  Seller shall have performed or complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Initial Closing.

7.3
Opinions of Counsel for Seller.  Seller shall have delivered to Buyer a written opinion of its legal counsel, dated the Initial Closing Date, in the form of Exhibit A hereto with only such changes as shall be in form and substance reasonably satisfactory to Buyer and its counsel.

7.5
No Threatened or Pending Litigation.  On the Initial Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereof, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which relief is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

7.6
Consents and Approvals.  The holders of debt of the Seller, the lessors and lessees of any real or personal property or assets leased by Seller, the parties (other than Seller) to any contract, commitment, or agreement, to which Seller is a party or subject, any governmental or regulatory official, body or authority or any other person that owns or has authority to grant any Franchise and any governmental, judicial or regulatory official, body or authority having jurisdiction over, Seller or Buyer to the extent that their consent or approval is required or necessary under the pertinent debt, lease, contract, commitment, agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval.

7.7
Buyer Authorized to Do Business in Kansas.  Buyer shall have received all licenses or permits required to operate the Business in Kansas or shall have engaged a third party with such licenses and permits to do so.

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER TO CLOSE

The obligation of Seller to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Initial Closing Date, of the following conditions, unless waived by Seller in writing:

8.1
Accuracy of Representations and Warranties.  The representations and warranties of Buyer herein contained shall be true in all material respects at the date hereof and at the Initial Closing Date with the same effect as though made at such time.

8.2
Compliance with this Agreement.  Seller shall have performed or complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Initial Closing.

8.3
Opinions of Counsel for Buyer.  Buyer shall have delivered to Seller a written opinion of its legal counsel, dated the Initial Closing Date, in the form of Exhibit B hereto with only such changes as shall be in form and substance reasonably satisfactory to Seller and its counsel.

8.4
No Threatened or Pending Litigation.  On the Initial Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereof, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which relief is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

8.5	Operating Agreement. Buyer shall have entered into an operating agreement with an operator licensed to conduct business in Kansas.

ARTICLE 9

CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY
CONSENTS, CHANGE IN NAME AND FURTHER ASSURANCES

9.1
Initial Closing.  The initial closing (the "Initial Closing") of the sale and purchase of the Purchased Assets shall take place at 10:00 a.m., local time, on or before April 30, 2010 or on such other date as may be mutually agreed upon in writing by Buyer and Seller.  The date of the Initial Closing is sometimes herein referred to as the "Initial Closing Date".    Each Subsequent Closing shall occur as the parties may agree within the time frame established by Section 1.2 above.

9.2	Items to be delivered at Initial Closing and each Subsequent Closing. At the Initial Closing and each Subsequent Closing subject to the terms and conditions herein contained:

9.2.1	Seller shall execute and deliver to Buyer the following:

(i)	all drilling and production logs for each of the Leases being delivered on such Closing Date;

(ii)
The Bill of Sale attached hereto asExhibit C, and such other bills of sale with covenants of warranty, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller's rights, title and interest in and to the Purchased Assets free and clear of all liens and encumbrances, which instruments and documents shall include, without limitation, (A) good and valid title in and to all of the Purchased Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Purchased Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Purchased Assets relating to the Leases being delivered to which Seller is a party or by which it has rights on such Closing Date: and

(ii)
all of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, manuals and guidebooks, customer lists, supplier lists, sales records, files, correspondences, legal opinions, rulings issued by governmental entities and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Purchased Assets relating to the Leases being delivered on such Closing Date;

(iii)
Certified resolutions of the Members of Seller approving the execution and delivery of this Agreement and each of the other Documents and authorizing the consummation of the transactions contemplated hereby and thereby; and

(iv)
Such additional information and materials as Buyer shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder, including without limitation, evidence that all consents and approvals required as a condition to Buyer's obligation to close hereunder have been obtained, and any other documents expressly required by this Agreement to be delivered by Seller at each Closing.

9.2.2	Buyer shall deliver to Seller the following:

(i)	the payment due upon Initial Closing in an accordance with Section 2.2.1 hereof;

(ii)	a Note in accordance with Section 2.2.4 hereof;

(iii)
Certified resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and each of the other Documents and authorizing the consummation of the transactions contemplated hereby and thereby; and

(iv)
Such additional information and materials as Seller shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder, including without limitation, evidence that all consents and approvals required as a condition to Seller's obligation to close hereunder have been obtained, and any other documents expressly required by this Agreement to be delivered by Buyer at Initial Closing.

At or prior to the Initial Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates an and other documents and instruments referred to in Article 7 and 8 to the extent such are not specifically required to be delivered pursuant to Article 9.

9.3
Third Party Consents.  To the extent that Seller's rights under any agreement, contract, commitment, Lease, Authorization or other Purchased Asset to be assigned to Buyer hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. To the extent that Buyer's rights under any agreement, contract, commitment, lease, Authorization may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Buyer, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible.   If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair a party’s rights under the asset in question so that such party would not in effect acquire the benefit of all such rights, each party, to the maximum extent permitted by law, shall act after the Initial Closing as the other party’s agent in order to obtain for it the benefits there under and shall cooperate, to the maximum extent permitted by law, in any other reasonable arrangement designed to provide such benefits to appropriate party.

9.4
Further Assurances.  Seller, from time to time after the Initial Closing at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer or to put Buyer more fully in possession of any of the Purchased Assets.  Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

ARTICLE 10

INDEMNIFICATION AND OFFSET

10.1
Indemnity by Seller and Seller Members.  Without limitation of any other provision of this Agreement or any other rights and remedies available to Buyer at law or in equity, each of Seller and Seller Member jointly and severally covenants and agrees to protect, indemnify, defend and hold harmless Buyer and its business and properties (including the Business, the Purchased Assets, and any other properties transferred to the Buyer hereunder) and Buyer’s affiliates, officers, directors, employees, representatives, successors and assigns from all liabilities, losses, claims, demands, damages, interest, penalties, fines, costs and expenses, whether or not arising out of third party claims (including without limitation, diminution in value and consequential damages, reasonable attorneys' and accountants' fees and expenses) (each a “Claim”) actually or allegedly arising out of, in connection with or relating to (i) any act or omission, or any condition (including without limitation any environmental condition) occurring or existing, or any contract performed, on or prior to the last Closing Date, in each case by or with respect to the Business or its operations or properties, and (ii) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or from any misrepresentation in or omission from any certificate, schedule, statement document or instrument furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, and (iii) any debts, obligations or liabilities (including contingent liabilities) incurred by Seller or the Business prior the applicable Closing Date; and (iv) any and all actions, suits, claims, proceedings investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

10.2
Indemnity by Buyer.  Without limitation of any other provision of this Agreement, Buyer covenants and agrees to protect, indemnify, defend and hold harmless Seller from Claims actually or allegedly arising out of, or in connection with, or relating to (i) any act or omission occurring or arising after the Initial Closing Date and caused by the wrongful acts or omissions of Buyer; (ii) any breach of any covenant, representation or warranty of Buyer; or (iii) any debts, obligations or liabilities incurred by Buyer.

10.3
Procedure and Payment.  If after the Initial Closing Date either Seller or the Buyer or their representatives, directors or officers (the "Indemnitee") shall receive notice of any third party claim or alleged third party claim asserting the existence of any matter of the nature as to which the Indemnitee has been indemnified against under this Article 10 by the other party hereto ("Indemnitor"), Indemnitee shall promptly notify Indemnitor in writing with respect thereto.  Indemnitor shall have the right to defend against any such claim provided (i) Indemnitor shall, within 10 days after the giving of such notice by Indemnitee, notify Indemnitee that it disputes such claim, give reasons therefore together with a copy of any complaint or other documents asserting such claim, and that Indemnitor will, at its own cost and expense, defend the same, and (ii) such defense is instituted and continuously maintained in good faith by Indemnitor.  In such event the defense may, if necessary, be maintained in the name of Indemnitee.  Indemnitee may, if it so elects, designate its own counsel and at its own cost and expense to participate with the counsel selected by Indemnitor in the conduct of such defense.  Indemnitor shall not permit any lien or execution to attach to the assets of the Indemnitee as a result of such claim, and the Indemnitor shall provide such bonds or deposits as shall be necessary to prevent the same.  In any event Indemnitee shall be kept fully advised as to the status of such defense.  If Indemnitor shall be given notice of a claim as aforesaid and shall fail to notify Indemnitee of its election to defend such claim within the time and as prescribed herein, or after having so elected to defend such claim shall fail to institute and maintain such defense in accordance with the foregoing, or if such defense shall be unsuccessful then, in any such event, the Indemnitor shall fully satisfy and discharge the claim within thirty (30) days after notice from Indemnitee requesting Indemnitor to do so.

10.4
Set-0ff.  In addition to any rights and remedies of Buyer provided by this Agreement, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, (i) any amount to which Buyer is entitled to indemnification under section 10.1 above and (ii) the costs incurred by Buyer as a result of Seller’s failure to deliver the documents required to perform the audit under Section 3.1.2, to set-off and appropriate and apply against such amount any and all amounts due and payable under the Note.  Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE 11

MISCELLANEOUS

11.1	Survival of Representations and Warranties; Assignment.

11.1.1
The representations and warranties of Seller in this Agreement or in any certificate or document delivered prior to or on the Initial Closing Date shall survive the Initial Closing for a period of one (1) year (the “Survival Period”) subsequent to the last Closing Date and shall be considered in effect thereafter for claims alleging a breach thereof as to which Seller, and have been notified in writing during such period.  In addition, the rights to indemnity provided inArticle 10 shall survive the Initial Closing of this Agreement and shall inure to the parties' respective successors and assigns.  This Agreement shall not be assigned by any party without the prior written consent of the other party, provided that Seller  hereby consent to the Assignment by Buyer of Buyer's benefits hereunder to the lenders of Buyer as security for borrowings, or to any affiliates of Buyer.  Subject to the foregoing, this Agreement shall be for the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

11.1.2
The representations and warranties of Buyer in this Agreement or in any certificate or document delivered prior to or on the Initial Closing Date shall survive the Initial Closing for a period of one (1) year subsequent to the Initial Closing Date and shall be considered in effect thereafter for claims alleging a breach thereof as to which Buyer, and have been notified in writing during such period. In addition, the rights to indemnity provided in this agreement shall survive the Initial Closing of this Agreement and shall inure to the parties' respective successors and assigns.  This Agreement shall not be assigned by any party without the prior written consent of the other party, provided that Buyer hereby consent to the Assignment by Seller of Seller’s benefits hereunder to the lenders of Seller as security for borrowings, or to any affiliates of Seller.  Subject to the foregoing, this Agreement shall be for the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

11.2
Construction.  This Agreement shall be construed and enforced in accordance with, and all questions concerning this construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the state of Kansas without giving effect to provisions thereof regarding conflict of laws.

11.3
Consent To Jurisdiction.  Seller and Buyer hereby consent to the jurisdiction of any state or federal courts located in the State of Kansas and irrevocably agree that all actions or proceedings arising out of or relating to this Agreement or the other related documents shall be litigated in such courts.  Seller and Buyer each accept for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any defense of forum non convenience, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement.

11.4
Notices.  All necessary notices, demands and requests required or permitted to be given hereunder shall be deemed duly given when personally delivered subject to the subsequent designation of another address, addressed as follows:

If to Buyer:

Force Fuels, Inc.
4630 Campus Drive, Suite 100
Newport Beach, California 92660
Attention:  Oscar Luppi
Fax: (949)____ -____

With a copy to:

Christopher A. Wilson, Esq.
Wilson, Haglund & Paulsen, P.C.
9110 Irvine Center Drive
Irvine, California 92618
Fax:  (949) 752-1144

If to Seller:

PEMCO
Attn: Rick Coody
1102 N. Lenapah
Skiatook, OK  74070

Such notice shall be effective immediately upon personal delivery, twenty-four (24) hours after delivery through a national courier service or three (3) business days after deposit in the U.S. mail.

11.5
Headings; Pronouns.  The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.  Pronouns used herein shall include the other genders whether used in the masculine, feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

11.6
Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

11.7
Brokers.  Each party warrants to the other that it has not employed or used the services of any broker or finder in connection with the transaction contemplated by this Agreement and shall indemnify and hold the other party harmless from any loss or damage arising from any claim made by any broker or finder claiming to have acted on behalf of or at the instance of such indemnifying party.

11.8
Reliance.  All covenants, warranties and representations made herein by any party shall be deemed to be material and relied upon by the other party, notwithstanding any investigation by or knowledge of such other party.

11.9	Expenses With Respect to Transaction. Each party hereto shall pay all fees, costs and expenses incurred by it in connection with this transaction.

11.10
Completeness of Agreement.   This Agreement, and the Schedules hereto and the other documents referred to or provided for herein represent the entire contract among the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, and by or for any party in connection with the negotiation of the terms hereof.

11.11
Amendment and Waiver.  This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding only if such amendment or waiver is set forth in a writing executed by the party to be charged.  The waiver of any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.  Any waiver shall be effective only if in writing and then only in accordance with its express terms.

11.12	Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made a part of this Agreement.

11.13
Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, any employees of Seller.  Except as otherwise provided herein, this Agreement shall insure to the benefit of and be binding upon the parties hereto and their respective successors or and permitted assigns.

11.14
Assignment.  This Agreement and any rights hereunder shall not be assignable by either party hereto without the prior written consent of the other party; provided, however, Buyer may assign this Agreement to any wholly owned or controlled entity.

11.15
Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Kansas, including all matters of construction, validity and performance applicable to contracts made and to be performed in such state.

11.16
Amendments and Waivers.  No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought.  Any waiver shall be effective only in accordance with its express terms and conditions.

11.17
Severability.  Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof.  Pronouns used herein shall include the other genders whether used in the masculine, feminine or neuter gender, and the singular shall include the plural whenever the plural whenever and as often as may be appropriate.

11.18	References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

11.19
Schedules.  Unless otherwise specified herein, each Schedule referred to in this Agreement is attached hereto, and each such Schedule is hereby incorporated by reference and made a part hereof as if fully set forth herein. Any disclosure contained in any Schedule to this Agreement shall be deemed to be included in all other Schedules required by this Agreement as if specifically included therein and each party shall be deemed to have knowledge of any disclosure contained in all Schedules.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, Seller, Seller Member and Buyer each have caused this Agreement to be duly executed, sealed and delivered in its name and on its behalf, all as of the day and year first above written.

“BUYER”

Force Fuels, Inc.,
a Nevada corporation

/s/ OSCAR LUPPI

By:  Oscar Luppi, CEO and President

“SELLER”

PEMCO, LLC
an Oklahoma limited liability company

/s/ RICK COODY

By:  Rick Coody, Manager

“SELLER MEMBER”

/s/ RICK COODY

By:  Rick Coody

Schedules List

1.1(a)	Leases

1.1(b)	Equipment

2.1	Allocation of purchase price

4.4	Seller Liability Disclosure

4.6	Liens

4.10	Litigation

4.11	Taxes

4.17	Other ownership of assets